                                 EXHIBIT 10.1

                           STOCK PURCHASE AGREEMENT
                           ------------------------

     THIS STOCK PURCHASE AGREEMENT, dated as of this 22nd day of June, 1999 (the "Agreement"), is entered into by and among CHAI CAPITAL, LTD., a Florida limited partnership ("Seller" or "Chai"); WEITZER HOMEBUILDERS INCORPORATED, a Florida corporation (the "Company" or 'Weitzer"); and CENTURY PARTNERS GROUP, LTD., a Florida limited partnership ("Buyer" or "Century").

                                 W I T N E S S E T H:
                                 -------------------

     WHEREAS, Seller owns 1,785,714 shares of the Company's Class A Common Stock, par value $.01 per share ("Class A Common Stock"), and 1,500,000 shares of the Company's Class B Common Stock, par value $.01 per share ("Class B Common Stock"); and

     WHEREAS, Seller owns outstanding debentures of the Company (the "Debentures") in the aggregate principal amount of $4,000,000, which are convertible into 7,142,857 shares of Class A Common Stock of the Company; and

     WHEREAS, Seller is contemplating converting the Debentures into Class A Common Stock prior to the Closing (as defined below); and

     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, an aggregate 7,355,000 shares of Class A Common Stock and 1,500,000 shares of Class B Common Stock (collectively hereinafter, the "Chai Shares"), in accordance with and pursuant to the terms and conditions contained hereinafter; and

     WHEREAS, the Company desires to issue shares of its Class A Common Stock (the "Weitzer Shares"), to Buyer as of the date hereof in exchange for a promissory note, as described below.

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

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.  PURCHASE AND SALE OF SHARES.
    ----------------------------

    1.1  Purchase and Sale of the Chai Shares.  Upon the terms and subject to
         ------------------------------------
the conditions of this Agreement, at the Closing (the "Closing"), as more fully described below, Seller shall sell, assign, convey, transfer and deliver the Chai Shares to Buyer, and Buyer shall purchase, acquire and accept the Chai Shares from Seller.

    1.2  Consideration for the Chai Shares.  In consideration of the
         ---------------------------------
aforesaid sale, assignment, conveyance, transfer and delivery of such Chai Shares, at the Closing, Buyer shall pay to Seller and/or its designees a total of Ten Million Dollars ($10,000,000) (the "Purchase Price"). Buyer shall pay the Purchase Price to the Seller and/or its designees at the Closing as follows:
Buyer shall pay $5,000,000 in cash at the Closing, less the deposit of $278,761.07 referred to in Section 1.9 below, and Buyer shall deliver to the Seller and/or its designees at the Closing, a negotiable promissory note executed by the Buyer, payable to the order of the Seller and/or its designees, in the aggregate principal amount of $5,000,000 ("the Chai Promissory Note"). The Chai Promissory Note shall be substantially in the form attached hereto as Exhibit A, and incorporated herein by reference. The Chai Promissory Note shall bear no interest and shall be payable $2,000,000 in the aggregate six (6) months after Closing, and $3,000,000 in the aggregate ten (10) months after Closing. The Chai Promissory Note shall be secured during the term thereof by an Irrevocable Stand-by Letter of Credit (the "Letter of Credit"), with an aggregate face amount equal to the lesser of (i) $5,000,000 and (ii) the then outstanding principal aggregate amount of the Chai Promissory Note. The Letter of Credit shall be issued by a bank reasonably acceptable to the Seller and on such terms and in such form as attached hereto and made a part of Exhibit A annexed hereto and incorporated herein by reference. The Letter of Credit shall include provisions that the Letter of Credit shall be payable immediately upon a failure of the Buyer to make any payment under the Chai Promissory Note when due. The parties hereto further agree that Seller may request at or prior to the Closing that the Chai Promissory Note be issued to Seller and/or its designees, such that more than one Chai Promissory Note is to be issued by Buyer at Closing. In such an event, each such Chai Promissory Note so issued will be for less than the aggregate $5,000,000 principal amount referred to above, but all of such Chai Promissory Notes together shall in the aggregate have a principal amount of $5,000,000. In addition, corresponding Letters of Credit shall be issued to Seller and/or its designees corresponding with such Chai Promissory Notes and the terms thereof. For purposes of this Agreement, the term Chai Promissory Note and Letter of Credit shall refer to the singular or plural of such instruments, as the case may be. In addition, for purposes of this Agreement, the term designees of Chai shall include the limited and general partners of Chai. The parties hereto further acknowledge that it is the intention of the Seller and/or its designees to enter into an agreement with the issuer (the "Issuer"), of the Letter of Credit to provide that the Issuer will redeem and/or substitute such Chai Promissory Note and/or Letter of Credit for cash upon such terms and conditions as the Issuer and the Seller and/or its designees so agree. Seller agrees to be responsible for any and all costs incurred as a consequence of any such redemption or substitution of the Chai Promissory Note and/or Letter of Credit. Buyer further acknowledges that Seller and/or its designees may, in lieu of reaching an agreement with the Issuer, as aforesaid, seek to convert the Chai Promissory Note into cash by assigning the same, together with the Letter of Credit to a third person, including a financial institution other than the Issuer. Buyer agrees to fully cooperate with Seller and Issuer, including any third party as described above, with respect thereto, including without limitation, affording Seller and its designees access to Issuer prior to filing or submitting any Letter of Credit application with Issuer. Except with respect to the above-described redemption, substitution or assignment of the Chai Promissory Note and/or Letter of Credit by Seller and/or its designees, the cost of providing and maintaining such Letter of Credit shall be the sole responsibility of Buyer.

     1.3  Sale of the Weitzer Shares.
          --------------------------

          (1) Upon the terms and subject to the conditions of this Agreement, as of the date hereof, Century agrees to purchase from Weitzer, and Weitzer agrees to sell, convey, transfer and deliver to Century, shares of Weitzer's Class A Common Stock in the amount and for the consideration described below. Century shall issue to Weitzer as of the date hereof, Century's Promissory Note (the "Century Promissory Note"), for the aggregate principal amount of $25,000,000. The Century Promissory Note will be issued in exchange for the issuance by Weitzer of 22,123,893 shares of Class A Common Stock valued at $1.13 per share of Class A Common Stock, which valuation, Buyer and Weitzer acknowledge is equivalent to the market value of such shares of the Company's Class A Common Stock, after considering various criteria of value. In addition, as of the date hereof, Century hereby agrees to pay to the Company in cash an aggregate $221,238.93, representing the aggregate par value for such shares of Class A Common Stock, being issued to Century by Weitzer hereunder. Notwithstanding the foregoing, the principal amount of the Century Promissory Note will be reduced by the par value cash consideration so paid. In addition, and anything contained herein to the contrary notwithstanding, the Weitzer Shares being issued hereunder, the Century Promissory Note, and the aforesaid cash par value payment, shall be held in escrow by the Escrow Agent, as defined below, pending the Closing of the transactions contemplated hereunder, and which escrow shall be maintained in accordance with the terms of that certain Escrow Agreement, attached hereto as Exhibit D, and incorporated herein by reference. In the event no Closing is effectuated and this Agreement is terminated as provided hereinafter, then the Century Promissory Note shall be returned to Century and the Weitzer Shares shall be returned to Weitzer for cancellation and such Weitzer Shares shall be deemed never to have been issued; and the aforesaid $221,238.93 cash par value payment shall be automatically deemed part of the Deposit, as defined hereinafter, and shall be transferred in accordance with Article VIII hereto. In the event of a Closing, the Weitzer Shares shall be released to Century, and the Century Promissory Note and the aforesaid cash par value payment shall be released to Weitzer. The escrow of the Weitzer Shares and the Century Promissory Note and the cash par value payment shall be subject to the terms of that certain escrow agreement to be executed and delivered as of the date hereof, and attached hereto and incorporated herein by reference as Exhibit B. In addition, the parties hereto hereby agree that Century shall execute and deliver its proxy to Harry Weitzer, in substantially the form attached hereto and incorporated herein by reference as Exhibit C, and which proxy shall provide that Harry Weitzer and/or his designees shall have the sole right to vote such Weitzer Shares during such time that such Weitzer Shares are maintained in escrow. The parties hereto hereby agree that in the event such proxy is held to be invalid or its validity is challenged by Century or its designees, then at the sole discretion of Seller, this Agreement shall be terminate, as provided hereinafter. In addition, pending Closing, without the prior written approval of Seller, Buyer hereby agrees not to, directly or indirectly, take any action which would require any vote of the Company's shareholders, except for the proxy statement referred to hereinafter. Buyer further agrees that Buyer will not take any action, directly or indirectly, to challenge the validity of such proxy.

            (2) The Century Promissory Note shall be in the form of a non-recourse promissory note, substantially in the form annexed as Exhibit B to this Agreement, and incorporated herein by reference. The Century Promissory Note shall be due two years from the Closing, and shall bear interest at the rate of 5% per annum. The shares of Class A Common Stock to be issued by Weitzer to Century shall contain such restrictive legends as are required by applicable securities laws and regulations, as more fully described hereinafter. In addition, the parties hereto hereby agree that the Century Promissory Note shall be secured by assets of Century, having a fair market value of not less than $25,000,000, the principal amount of the Century Note, as of the Closing.

          (3) The parties to this Agreement agree that Century may pay the Century Promissory Note by conveying to Weitzer interests in real property or other assets owned by Century. The value of such real estate interests or other assets shall be determined based upon the fair market value of such assets, as then determined by a qualified independent appraiser.

     1.4  Closing.  The Closing of the transactions contemplated by this
          -------
Agreement shall take place at the offices of Akerman, Senterfitt & Eidson, P.A. ("Akerman" or "ASE"), SunTrust International Center, One Southeast Third Avenue, 28th Floor, Miami, Florida 33131, at 10:00 a.m., Eastern Time, on August 2, 1999, or such other date and time as shall be mutually agreed upon by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date."

     1.5  Deliveries by Seller.  At Closing, Seller shall deliver or cause to be
          --------------------
delivered to Buyer:

          (1) stock certificates representing the Chai Shares, duly endorsed or accompanied by stock powers duly executed in blank, with signatures medallion guaranteed;

          (2) the compliance certificate referred to in Subsection 7.2 (c) hereof; and

          (3) all other documents, certificates, instruments or writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

     1.6  Deliveries by Weitzer.  At Closing, Weitzer shall deliver or cause
          ---------------------
to be delivered to Buyer:

          (1) stock certificates representing the Weitzer Shares being held in escrow;

          (2) the compliance certificate referred to in Subsection 7.2 (c) hereof; and

          (3) all other documents, certificates, instruments or writings required to be delivered by Weitzer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

     1.7  Deliveries by Buyer to Seller.  At  Closing, Buyer shall deliver
          -----------------------------
or cause to be delivered to Seller (or to such persons as may be designated by the Seller):

          (1) $5,000,000 in cash (less the amount of $278,761.07 plus earned interest thereon, evidencing the Deposit, which will be released to Seller at Closing), by wire transfer of immediately available funds in United States dollars, to a bank account maintained by Akerman on behalf of Seller;

          (2) the executed Chai Promissory Note, secured by the Letter of Credit. As indicated above, the Chai Promissory Note and corresponding Letter of Credit may, at the discretion of the Seller and/or its designees, be divided into two or more instruments in such denominations as the Seller and/or its designees may determine, the total principal amounts of which shall equal $5,000,000, and all such Promissory Notes shall be secured by corresponding Letter(s) of Credit.

          (3) the compliance certificate referred to in Subsection 7.1 (c) hereof; and

          (4) all other documents, certificates, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

     1.8  Deliveries by Buyer to Weitzer.  At  Closing, Buyer shall
     ---  -------------------------------
deliver or cause to be delivered to Weitzer (or to such persons as may be designated by Weitzer):

          (1) the cash par value payment for the Weitzer Shares, being held in escrow;
          (2)  the executed Century Promissory Note, being held in escrow;
          (3) the compliance certificate referred to in Subsection 7.1 (c) hereof; and
          (4) all other documents, certificates, instruments or writings required to be delivered by Buyer to Weitzer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

     1.9  Deposit; Material Adverse Effect.  Simultaneously with the
     ---  ---------------------------------
execution of this Agreement, Century will deliver to ASE, to be held in escrow a deposit of $278,761.07 (the "Deposit"), in accordance with the terms and conditions of an escrow agreement, the form of which is annexed hereto as Exhibit E, and incorporated herein by reference. The Deposit shall be deposited in an interest-bearing account in the name of ASE (the "Escrow Agent"), at Union Planters Bank, or such other bank as mutually agreed upon by the parties hereto, and shall be released together with earned interest thereon to Seller at Closing, to satisfy a portion of the Purchase Price as provided herein. If the transactions contemplated by this Agreement fail to close as of the Closing (or such other date, if such Closing Date is mutually extended by the parties hereto), the Escrow Agent shall release the Deposit (plus earned interest thereon) in accordance with the terms and conditions of this Agreement. For purposes of this Agreement, unless otherwise provided hereinafter, "Material Adverse Effect" with respect to a party, shall mean any event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of such party and its affiliates, if any, taken as a whole, or (ii) the ability of such party to materially perform its obligations under this

Agreement or to consummate the transactions contemplated by this Agreement in accordance with applicable law and regulation.

2.   REPRESENTATIONS AND WARRANTIES OF WEITZER.
--   ------------------------------------------

     Weitzer hereby represents and warrants to Century as follows:

     2.1  Organization, Standing, and Power.  Weitzer is a corporation duly
     ---  ---------------------------------
organized, validly existing, and in good standing under the laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its assets. Weitzer is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except where any such failure to be so qualified would not have a Material Adverse Effect on Weitzer.

     2.2  Authority, Non-Contravention, No Breach by Agreement.
     ---  -----------------------------------------------------

          (1) Weitzer has the full power and authority (including full corporate power and authority) necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary action (including valid corporate authorization by the adoption of this Agreement by Weitzer's duly constituted Board of Directors), in respect thereof on the part of Weitzer. This Agreement represents the legal, valid, and binding obligations of Weitzer, enforceable against Weitzer in accordance with its their respective terms, except to the extent that enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, now or hereafter in effect, relating to creditors' rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          (2) Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (1) violate any law, injunction, judgment, order, decree, or other restriction of any government, governmental agency, or court to which Weitzer is subject, or any provision of its charter or bylaws, or (2) except as otherwise provided herein, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Weitzer or its subsidiaries is a party or by which they are bound or to which any of their assets are subject, except for any such consent to the transactions contemplated hereunder by Weitzer's lenders.

          (3) Other than in connection or compliance with the provisions of the securities laws, no notice to, filing with, or consent of, any public body or authority is necessary for the, consummation by Weitzer of the transaction contemplated in this Agreement.

     2.3  Capital Stock.
     ---  --------------

          (1) As of the date hereof, the authorized capital stock of Weitzer consists solely of 41,500,000 shares of Common Stock, par value $.01 per share, of which 40,000,000 shares of Common Stock have been designated as Class A Common Stock, and 1,500,000 shares have been designated as Class B Common Stock; and 5,000,000 shares of Preferred Stock, par value $.01 per shares (the "Preferred Stock"). As of the date hereof, the only shares of capital stock of Weitzer outstanding or reserved for issuance were as follows: (i) 4,145,968 shares of Class A Common Stock were issued and outstanding; (ii) 1,500,000 shares of Class B Common Stock were issued and outstanding; (iii) 8,097,357 shares of Class A Common Stock were reserved for issuance upon the exercise of outstanding options, warrants, Debentures and derivative securities, exclusive of shares of Class B Common Stock; and (v) no shares of Preferred Stock have been issued. The amount of issued and outstanding shares, including shares reserved for issuance, do not include the Weitzer Shares being issued as of the date hereof. Other than described herein, and in the exhibits and schedules attached hereto, there are no other additional shares of capital stock, options, warrants and/or derivative securities currently outstanding. All of the issued and outstanding shares of Class A Common Stock and Class B Common Stock have been validly issued, and are fully paid and nonassessable, except with respect to the Weitzer Shares which are being paid for, in part, by the execution and delivery of the Century Promissory Note and no representation is hereby given with respect to any future payment in connection with such Century Promissory Note. None of the outstanding shares of capital stock of Weitzer have been issued in violation of any preemptive rights of the current or past shareholders of Weitzer.

          (2) The Chai Shares and the Weitzer Shares being sold hereunder by Chai and Weitzer respectively, when delivered to Century will not be subject to any liens or other encumbrances, except as otherwise created or described hereunder, and except for any restrictions imposed by applicable securities laws and regulations.

     2.4  Weitzer Subsidiaries.  Weitzer has disclosed in Schedule 2.4
     ---  --------------------
attached hereto and incorporated herein by reference, all of the Weitzer subsidiaries that are corporations (identifying their respective jurisdiction of incorporation) and all of the Weitzer subsidiaries that are general or limited partnerships or other noncorporate entities (identifying the law under which such respective entities were organized, and the amount and nature of the ownership interest therein of such Weitzer subsidiaries). Weitzer or one of its wholly-owned subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Weitzer subsidiaries, except as otherwise disclosed hereunder and in the Schedules hereto, and Weitzer and/or its subsidiaries are not a party to any contract or other agreement pursuant to which Weitzer and/or its subsidiaries is required to issue any shares of capital stock or other equity interests in any such subsidiaries to any third party. There are no outstanding contracts or agreements relating to any obligation on the part of Weitzer or of any Weitzer subsidiary to vote or to otherwise dispose of any shares of the capital stock (or other equity interests) of Weitzer or any such Weitzer subsidiary, except as otherwise provided herein. All of the shares of capital stock (or other equity interests) of each Weitzer subsidiary held by Weitzer are fully paid and nonassessable under the applicable corporation or similar laws of the jurisdiction in which such subsidiary is incorporated or organized, and are owned free and clear of any liens and restrictions of any kind, except for such restrictions as imposed by applicable securities laws and/or regulations, and except for any other restrictions imposed by any of the Company's lenders. Each Weitzer subsidiary is either a partnership, limited liability corporation, or a corporation, and each such subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the laws of the jurisdiction in which it is incorporated or organized, and has the full power and authority (including corporate power and authority) necessary for it to own, lease, and operate its assets and to carry on its business as now conducted. Each Weitzer subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed, except where failure to so qualify would not have a Material Adverse Effect on Weitzer.

     2.5  Financial Statements.  To the best of Weitzer's knowledge, the
     ---  ---------------------
financial statements of Weitzer (including the notes thereto), set forth in Weitzer's public filings with the Securities and

Exchange Commission (the "SEC"), have been prepared in accordance with generally accepted accounting principals ("GAAP"), applied on a consistent basis through the periods covered thereby; present fairly the financial condition of Weitzer and its subsidiaries as of such dates; and the results of operations of Weitzer and its subsidiaries for such periods, are correct and complete, and are consistent with the books and records of Weitzer and its subsidiaries; provided, however, that the interim financial statements of Weitzer are subject to normal year-end adjustments and lack footnotes and other presentation items.

     2.6  Absence of Undisclosed Liabilities.  To the best of Weitzer's
     ---  -----------------------------------
knowledge, and except as disclosed in Weitzer's public filings with the SEC, including Weitzer's financial statements and footnotes thereto and except as disclosed in this Agreement and/or the Exhibits and Schedules hereto, neither Weitzer nor any of the Weitzer subsidiaries have any liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Weitzer. For purposes of this Section 2.6 a Material Adverse Effect shall be deemed to be any liability or liabilities in the aggregate equal to or greater than $250,000. Neither Weitzer nor any of the Weitzer subsidiaries has incurred or paid any liability since March 31, 1999, the date of Weitzer's last quarterly report on Form 10-Q, except for such liabilities incurred or paid (i) in the ordinary course of business or which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Weitzer, as defined above; (ii) in connection with the transactions contemplated by this Agreement, or (iii) except as disclosed in the Company's public filings with the SEC, or in this Agreement or in the Schedules or Exhibits hereto.

     2.7  Absence of Certain Changes or Events.  Since March 31, 1999, there
     ---  -------------------------------------
have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Weitzer.

     2.8  Tax Matters.
     ---  ------------

          (1) All tax returns required to be filed by or on behalf of Weitzer or any of the Weitzer subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before the date of this Agreement, and on or before the date of the most recent fiscal year end immediately preceding the Closing, and all such tax returns filed are complete and accurate in all material respects. All taxes shown on filed tax returns, or to the best of Weitzer's knowledge otherwise due, have been paid. There is no audit examination or refund litigation with respect to any taxes, except as disclosed in Weitzer's public filings with the SEC or reserved against in the financial statements of Weitzer contained in the public filings with the SEC. All taxes and other material liabilities due with respect to any completed and settled tax examinations or concluded tax litigation have been paid. There are no liens with respect to taxes upon any of the assets of Weitzer or any of the Weitzer subsidiaries.

          (2) Neither Weitzer nor any of the Weitzer subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

          (3) Adequate provision for any material taxes due or to become due for Weitzer or the Weitzer subsidiaries for the period or periods through and including March 31, 1999, has been made and is reflected on such Weitzer financial statements, as set forth in Weitzer's public filings with the SEC.

          (4) Material deferred taxes of Weitzer and the Weitzer subsidiaries have been provided for in accordance with GAAP consistently applied.

          (5) To the best of Weitzer's knowledge, neither Weitzer nor any of the Weitzer subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code of 1986, as amended (the "IRC"), and which would have, individually or in the aggregate, a Material Adverse Effect on Weitzer.

          (6) There has not been an ownership change, as defined in IRC Section 382(g), of Weitzer or any of the Weitzer subsidiaries that occurred during or after any taxable period in which Weitzer or any of the Weitzer subsidiaries incurred a net operating loss that carries over to any taxable period ending after September 30, 1998, except in connection with the transaction with Chai in July, 1998 and the transactions contemplated pursuant to this Agreement, and except as otherwise described in the public filings of Weitzer with the SEC.

          (7) Neither Weitzer nor any of the Weitzer subsidiaries is a party to any tax allocation or sharing agreement (except with one another) and neither Weitzer nor any of the Weitzer subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group, the common parent of which was Weitzer ), or has any material liability for taxes of any person as a transferee or successor or by contract or otherwise.

          (8) To the best of Weitzer's knowledge, each of Weitzer and its subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (9) To the best of Weitzer's knowledge, Weitzer is not subject to any pending or threatened audit proceedings from any tax agency. In addition, to the best of Weitzer's knowledge, Weitzer is current in the payment of sales taxes and other state and local taxes.

     2.9  Assets.  Weitzer and the Weitzer subsidiaries have good and
     ---  -------
marketable title, free and clear of all liens (except for any such liens granted in favor of Weitzer's lenders or mechanics or other types of construction liens arising in the ordinary course of business), to all of their respective assets, including all real property (except for such easements, reservation of rights and other conditions set forth in such title policies relating to such real property, and which title policies have previously been delivered to Buyer). Weitzer and the Weitzer subsidiaries currently maintain insurance in amounts, scope, and coverage which, in the reasonable opinion of Management of Weitzer, are adequate for the operations of Weitzer and the Weitzer subsidiaries.
Neither Weitzer nor any of the Weitzer subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by Weitzer or any of the Weitzer subsidiaries under such policies, except as may be given with respect to any litigation matters disclosed hereunder, in the public filings of Weitzer with the SEC, and in the Schedules attached hereto.

     2.10 Real Property.
     ---- -------------

          (1) Schedule 2.10 lists and describes briefly all real property owned by Weitzer and its subsidiaries, as of the date hereof. To the knowledge of Weitzer, there are no pending, or threatened condemnation proceedings, lawsuits, or administrative actions relating to the real property owned by Weitzer and its subsidiaries, except as otherwise described in Weitzer's public filings with the SEC or in this Agreement or in any Schedule or Exhibit attached hereto.

          (2) Schedule 2.10 lists and describes briefly all real property leased or subleased to any of Weitzer and its subsidiaries and attaches, correct and complete copies of the leases and subleases listed in Schedule 2.10.

          (3) Schedule 2.10 lists all residential or commercial real estate development projects of Weitzer or of any Weitzer subsidiary, and includes the total number of units under development and the total units remaining unsold as of the date of this Agreement (hereinafter referred to individually or collectively as the "Development Project(s)"). With respect to each Development
Project:

               (1) there exists no default, nor to the knowledge of Weitzer, is it reasonably likely that there will be a default, under the terms of any construction loan agreement, mortgage, promissory note, guaranty, or other loan document relating to the Development Projects (except for any consents required in connection with the consummation of the transactions contemplated hereunder);

               (2) to the knowledge of Weitzer, there are no actions, suits, liens, lis pendens, or other proceedings, of any kind or nature whatsoever, pending or threatened against Weitzer or the Weitzer subsidiaries which may affect the successful construction and sale of the residences comprising each Development Project;

               (3) To the knowledge of Weitzer, there are no violations or notices of violations of any federal or state law or municipal ordinance or order or requirement of the city or county in which the Development Projects are located or any municipal department or other governmental authority having jurisdiction affecting the Development Projects, which violation in any way materially relates to or materially affects the Development Projects;

               (4) To the knowledge of Weitzer, all utility services necessary for the construction of residences or other improvements as required or contemplated in each Development Project and the operation and use thereof for their intended purpose are available or will be available;

               (5) To the knowledge of Weitzer, each Development Project has obtained all necessary and material development approvals for the construction of residences or other improvements as stated in Schedule 2.10 from the appropriate federal, state and local governmental entities or will obtain all necessary development approvals without substantial delay, except for Phase II of the Development Project known as Malibu Bay. As used herein "development approvals" includes but is not limited to, any revisions to the Miami-Dade County, Broward County or Palm Beach County comprehensive development master plan, final plat approval from the appropriate governmental entity, approval for water and sewer capacity and service, concurrency approvals, permits and/or impact fee payments to the applicable water management districts, approval and/or payment of applicable school board impact fees, and any other permit or approval required to obtain final certificates of occupancy or of completion for each Development Project;

               (6) To the best of Weitzer's knowledge, if any of the Development Projects are located within federal or state jurisdictional wetlands, as such term is defined under applicable state and federal law, all permits, and other developmental approvals necessary for the construction of residences upon jurisdictional wetlands have been obtained, and all mitigation fee payments have been made to the State of Florida, the applicable water management district or the United States Army Corps of Engineers; and

               (7) To the best of Weitzer's knowledge, if Weitzer or a Weitzer subsidiary has entered into a binding agreement or contract with any contractor, subcontractor, materialman or supplier, said agreement or contract is not material to the operations of Weitzer and does not encompass the provision of labor or the performance of services which cannot be terminated after giving notice of such termination by Weitzer of not more than three (3) months.

     2.11 Environmental Matters.  To the best of Weitzer's knowledge,
     ---- ----------------------
the environmental studies conducted at the time of any loan entered into in connection with the acquisition of real property by Weitzer are true and correct, and copies of said reports have been made available to Buyer. In addition, to the best of Weitzer's knowledge, since the date of such studies, Weitzer is not aware of any facts or events, including any spills of environmentally hazardous materials on such properties, which would render such studies materially untrue or materially incorrect in any material fashion as of the date hereof.

     2.12 Compliance With Laws.
     ---- --------------------

          (1) To the best of Weitzer's knowledge, Weitzer and the Weitzer subsidiaries have at all times operated in all material respects and are presently in compliance in all material respects with all material applicable federal, state, local, foreign or other laws, rules, regulations, guidelines, orders, injunctions, building and other codes, ordinances, permits and licenses, authorizations, judgments, decrees of federal, state, local, foreign or other authorities, and all material orders, writs, decrees and consents of any governmental or political subdivision or agency thereof, or any court or similar entity established by any such governmental or political subdivision or agency thereof (collectively, the "Laws"), except where any such non-compliance would not result in any Material Adverse Effect on Weitzer.

          (2) To the best of Weitzer's knowledge, Weitzer has not received any notification or communication from any agency or department of federal, state, or local government or any regulatory authority or the staff thereof (i) asserting that Weitzer or any of the Weitzer subsidiaries is not in material compliance with any of the Laws or orders which such governmental authority or regulatory authority enforces, except for such non-compliance which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Weitzer, (ii) threatening to revoke any material permits, or (iii) requiring Weitzer or any of the Weitzer subsidiaries to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any corporate resolution or similar undertaking, which restricts materially the conduct of the Company's business, or in any manner relates to the Company's capital adequacy, the Company's credit or reserve policies, the Company's management, or the payment of dividends by the Company.

     2.13 Licenses and Permits.  To the best of Weitzer's  knowledge,
     ---- --------------------
Weitzer and the Weitzer subsidiaries have obtained, have paid for and have in full force and effect all material licenses, franchises, permits, approvals, certificates, certifications and other authorizations from all applicable governmental authorities which are necessary for the conduct of the Company's business as currently conducted and the ownership, use, occupancy and operation of the Company's assets (the "Licenses and Permits"). Renewal of each of the Licenses and Permits has been, or will be as of the Closing, timely applied for to the extent required under all Laws, and to the extent appropriate to protect renewal rights thereunder. To the best of Weitzer's knowledge, there is no fact or event which is likely to prevent the renewal of any of the Licenses and Permits under existing Law or which, with the passage of time or the giving of notice or both, is likely to constitute a material violation of the terms of any of the Licenses and Permits or of any applications or agreements made in connection therewith. No action or proceeding is pending or, to the best of the Weitzer's knowledge, threatened which could result in the revocation, cancellation, suspension, material modification or limitation of any of the Licenses and Permits. To the best of Weitzer's knowledge, Weitzer and the Weitzer subsidiaries are not delinquent, which would have a Material Adverse

Effect on Weitzer, in the payment of any monies for the Licenses and Permits which have been granted to any of them. The representations made in this Section
2.13 are qualified to the extent that any failure of the same shall not affect the rights and obligations of the parties hereto unless such failure shall, individually or in the aggregate, have a Material Adverse Effect on Weitzer.

     2.14 Labor Difficulties.  Except as set forth in Schedule 2.14,
     ---- ------------------
which, individually or in the aggregate, shall not have a Material Adverse Effect on Weitzer and its subsidiaries, (i) Weitzer and the Weitzer subsidiaries are not parties to a union agreement or collective bargaining agreement and to the best of Weitzer's knowledge, no attempt to organize any employees of Weitzer and the Weitzer subsidiaries has been made, proposed or threatened; (ii) there is no labor strike, formal labor dispute, formal labor grievance, labor arbitration proceeding, general slowdown or stoppage, or charge of unfair labor practice pending before a court, regulatory body or arbitration tribunal, or, to the best of Weitzer's knowledge, no event has occurred which would constitute reasonable grounds for such a strike, formal dispute, formal grievance, proceeding or charge; (iii) to the best of Weitzer's knowledge, no union representation question exists respecting any employees of Weitzer and the Weitzer Subsidiaries; (iv) to the best of Weitzer's knowledge, there are no charges or complaints of discrimination or sexual harassment pending before the United States Equal Employment Opportunity Commission or any other federal, state, local or foreign agency or tribunal against Weitzer and the Weitzer subsidiaries; and (v) to the best of Weitzer's knowledge, Weitzer and the Weitzer subsidiaries are in compliance in all material respects with all federal, state and local labor and employment-related laws. Notwithstanding the foregoing, no representation or warranty is hereby given as to the effect that the negotiation, execution and/or consummation of this Agreement would have on Weitzer's and its subsidiaries' relationships with its employees and/or agents.

Weitzer shall use its reasonable efforts to retain its employees between the date hereof and the Closing Date.

     2.15 Employee Benefit Plans.
     ---- ----------------------

          (1) Attached as Schedule 2.15 to this Agreement is a list of all stock option, 401(k), and health benefit plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Weitzer or the Weitzer subsidiaries for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Weitzer or any Weitzer subsidiary, and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Weitzer or of any Weitzer subsidiary are eligible to participate (collectively, the "Weitzer Benefit Plans").

          (2) To the best of Weitzer's knowledge, neither Weitzer nor any of the Weitzer subsidiaries has any liability for retiree health and life benefits or any other retirement benefits under any of the Weitzer Benefit Plans. To the best of Weitzer's knowledge, no Weitzer Benefit Plan is subject to ERISA.

          (3) Except for outstanding stock options, and except for any obligations arising from the Company's agreements with Sheryl Rice and with James Rosewater, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Weitzer or any of the Weitzer subsidiaries from

Weitzer or any of the Weitzer Subsidiaries under any Weitzer Benefit Plan, (ii) increase any benefits otherwise payable under any Weitzer Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

     2.16 Material Contracts.  Except as disclosed in Schedule 2.16, this
     ---- ------------------
Agreement, the other Schedules and Exhibits attached hereto, and/or Weitzer's public filings with the SEC, neither Weitzer, the Weitzer subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement contract providing for aggregate payments to any person in any calendar year in excess of $75,000, (ii) any contract relating to the borrowing of money by Weitzer or any of the Weitzer subsidiaries or the guarantee by Weitzer or any of the Weitzer subsidiaries of any such obligation, (iii) any contracts which prohibit or restrict Weitzer or any of the Weitzer subsidiaries from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other person, and
(iv) any other contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Weitzer with the SEC, as of the date of this Agreement. Attached as Schedule 2.16, additionally, is a list of all material contingent liabilities of Weitzer and its subsidiaries, including warranties given by Weitzer and/or its subsidiaries with respect to houses previously sold and delivered by Weitzer and its subsidiaries.

     2.17 Litigation.  Schedule 2.17 sets forth each instance in which any of
     ---- ----------
Weitzer and its subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the knowledge of Weitzer, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

     2.18 Insurance.  Schedule 2.18 sets forth  all of the insurance
     ---- ---------
policies currently in place and maintained by Weitzer and/or Weitzer's subsidiaries.

     2.19 No Third Party Option.  There are no existing agreements, options,
     ---- ---------------------
commitments or rights with, of or to any person to acquire any of Weitzer's or of the Weitzer subsidiaries' assets or any interest therein, except for those contracts entered into in the ordinary course of business for the sale of inventory of Weitzer and the Weitzer subsidiaries.

     2.20 Disclosure.  No statement, representation or warranty by Weitzer or
     ---- ----------
the Weitzer subsidiaries in this Agreement, including the Schedules hereto, contains any untrue statement of material fact, or omits to state a material fact, necessary to make such statements, representations and warranties not misleading.

     2.21 Brokers.  Weitzer has no liability or obligation to pay any fees or
     ---- -------
commission to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Century could become liable or obligated.

     2.22 Reports.  To the best of the Weitzer's knowledge, Weitzer has filed
     ---- -------
all reports required to be filed with the SEC under the Securities Exchange Act of 1934 (the "1934 Act"), since the date that Weitzer went public through the date of this Agreement (collectively, the "Weitzer SEC Documents"). To the best of the Weitzer's knowledge, none of the Weitzer SEC Documents, as of the respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.   Representations and Warranties of Buyer.
--   ----------------------------------------

     Buyer represents and warrants to Seller and to Weitzer as follows:

     3.1  Organization.  Buyer is a limited partnership duly organized, validly
     ---  -------------
existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business or financial condition of Buyer and its subsidiaries, taken as a whole. For purposes of this Agreement, unless otherwise provided hereinafter, "Material Adverse Effect" with respect to Buyer, shall mean any event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial position, business, or results of operations of Buyer and its affiliates, taken as a whole, or (ii) the ability of Buyer to materially perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement in accordance with applicable law and regulation.

     3.2  Authority Relative to this Agreement.  Buyer has full power and
     ---  -------------------------------------
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the general partner of the Buyer, and no other proceedings on the part of Buyer or any of its affiliates are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     3.3  Consents and Approvals; No Violations.  Except as contemplated by this
     ---  -------------------------------------
Agreement, neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (i) conflict with or result in a breach of the certificate of limited partnership, limited partnership agreement or other similar document of the Buyer; (ii) conflict with or result in a breach of the Articles of Incorporation, Bylaws or other similar document of Buyer's general partner; (iii) require on the part of Buyer any filing with, or obtaining any permit, authorization, consent or approval of, any governmental entity; (iv) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract or instrument to which Buyer or any of its subsidiaries or other affiliates is a party or by which they or any of their properties or assets may be bound, or (v) to the knowledge of Buyer, violates any law, ordinance, rule, regulation, decree or order applicable to Buyer, any of its subsidiaries or any of their respective properties or assets.

     3.4  Sufficient Funds.  Buyer has or will have at Closing sufficient funds
     ---  -----------------
available, in cash or through a promissory note and letter of credit, to purchase all of the Chai Shares at the Purchase Price set forth herein, and to perform all of its obligations hereunder. Buyer shall have at the Closing sufficient cash on hand to satisfy the cash portion of such Purchase Price.

     3.5  Business Sophistication.  Buyer  has the business sophistication
     ---  -----------------------
and acumen necessary to evaluate the terms and conditions of this Agreement and the transactions contemplated hereby. Buyer further acknowledges and agrees that Buyer has conducted its own due diligence investigation of Seller and of the Company and has completed such due diligence investigation to its own satisfaction; and has been afforded the opportunity to ask all relevant questions of Seller and of Company's Management, and has received satisfactory responses to all of such inquiries. Buyer further agrees that Buyer is relying on no representations or warranties of Seller, the Company or of any other person with respect to the transactions contemplated hereunder, other than what is set forth herein. The foregoing is not intended to exempt any party from fraud. In addition, Buyer hereby represents, warrants and agrees that Buyer is acquiring the Chai Shares and the Weitzer Shares (collectively, the"Shares"), for investment purposes only, for its own account, and without the intent toward the further sale and/or distribution thereof. Buyer further acknowledges and agrees that the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and that said Shares shall be deemed "restricted" under the Securities Act, and may not be sold transferred or otherwise disposed of unless the Shares are registered with the SEC or an applicable exemption from the registration requirements of the Securities Act is then available in the opinion of counsel satisfactory to the Company. Accordingly, Buyer further agrees and acknowledges that the certificates evidencing such Shares will bear an appropriate restrictive legend and a stop transfer notation will be placed on the books and records of the Company's transfer agent. Buyer further represents, warrants and covenants that Buyer has no current intention of liquidating, dissolving or effectuating a going private transaction with respect to the Company.

4.   Representations and Warranties of Chai.
     ---------------------------------------

     Chai hereby represents and warrants to Century as follows:

     4.1  Organization.  Chai is a limited partnership duly organized, validly
     ---  ------------
existing and in good standing under the laws of the State of Florida and has all requisite power and authority to own its properties and to carry on its business as it is now being conducted.

          4.2  Authority Relative to this Agreement.  Chai has full power and
               ------------------------------------
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Chai and the consummation by Chai of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the general partner of the Chai, and by the limited partners of Chai, and no other corporate proceedings on the part of Chai's general partner or any of its affiliates are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Chai and constitutes a valid and binding agreement of Chai, enforceable against Chai in accordance with its terms, except to the extent that enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          4.3  Consents and Approvals; No Violations.  Except as contemplated by
               -------------------------------------
this Agreement, neither the execution and delivery of this Agreement by Chai nor the consummation by Chai of the transactions contemplated hereby will (i) conflict with or result in a breach of the certificate of limited partnership, limited partnership agreement or other similar document of Chai; (ii) conflict with or result in a breach of the Articles of Incorporation, Bylaws or other similar document of Chai's general partner; (iii) require on the part of Chai any filing with, or obtaining any permit, authorization, consent or approval of, any governmental entity (except for such filings as may be required under Sections 13 and/or 16 of 1934 Act with respect to the Company); or (iv) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, mortgage, indenture, other evidence of indebtedness, guarantee, license, agreement or other contract or instrument to which Chai is a party or by which Chai or any of its properties or assets.

          4.4  Litigation. Chai (i) is not subject to any outstanding
          ---  ----------
injunction, judgment, order, decree, ruling, or charge or (ii) is not a party or, to the best of Chai's knowledge, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

5.        Survival of Representations and Warranties; Indemnification.
          -----------------------------------------------------------

               (1)  Survival of Representation and Warranties. The
                    -----------------------------------------
representations and warranties contained in this Agreement shall survive the Closing for a period of two years except as otherwise provided in this Agreement (or until the expiration of any applicable statute of limitations, if such period is shorter). Each representation and warranty set forth herein is qualified by any other representation and warranty hereunder made by such party, such that if any disclosure is made in accordance with any representation and warranty and such disclosure would effect another representation and/or warranty made hereunder by such party, then such other representation and/or warranty shall be deemed automatically qualified by any such disclosure. The representations and warranties being made hereunder by Weitzer are only being made hereunder by such corporate entity and are not being made hereunder by any person in their individual capacity as an officer, director or affiliate of the Company.

               (2)  Indemnification by Buyer.  Buyer shall defend, indemnify,
               ---  ------------------------
and hold harmless Chai and Weitzer and their respective affiliates and their respective officers, directors, shareholders, parties, representatives, and employees (individually, a "Weitzer Indemnitee" and collectively, the "Weitzer Parties' Indemnitees"), from and against any and all claims, losses, deficiencies, liabilities, obligations, damages, penalties, punitive damages, costs, and expenses (including, without limitation, reasonable legal, accounting and expert witness fees), whether or not resulting from third party claims (collectively, "Adverse Consequences"), suffered by Weitzer Parties Indemnitees, which arise out of or result from: any material inaccuracy or material misrepresentation or material breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement or in any document, certificate or affidavit delivered by the Buyer pursuant to the provisions of this Agreement; and/or any untrue statement or alleged untrue statement of, or omission or alleged omission to state, a material fact in any proxy statement filed by Weitzer (the "Proxy Statement") with the SEC to the extent such statement or omission is made in reliance upon and in conformity with written information furnished to the Weitzer Parties Indemnitees by Buyer specifically for use in the Proxy Statement.

          (3)  Indemnification by the Company. The Company shall defend,
               ------------------------------
indemnify, and hold harmless Buyer and its affiliates and its respective officers, directors, shareholders, representatives and employees (individually, a "Century Indemnitee" and collectively the "Century Indemnitees"), from and against any and all Adverse Consequences whether or not resulting from third party claims, suffered by a Century Indemnitee, which arise out of or result from any inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by Weitzer in this Agreement or in any document, certificate or affidavit delivered by Weitzer pursuant to the provisions of this Agreement.

          (4)  Indemnification by Chai.  Chai shall defend, indemnify, and
          ---  -----------------------
hold harmless the Century Indemnitees from and against any and all Adverse Consequences suffered by the Century Indemnitees, which arise out of or result from any inaccuracy or misrepresentation in or breach of any of the representations, warranties, covenants or agreements made by Chai in this Agreement or in any document, certificate or affidavit delivered by Chai pursuant to the provisions of this Agreement; and/or any untrue statement or alleged untrue statement of, or omission or alleged omission to state, a material fact in the Proxy Statement to the extent such statement or omission is made in reliance upon and in conformity with written information furnished to Century and/or Weitzer by Chai specifically for use in the Proxy Statement.

          (5)  Indemnification Payments. Except as otherwise provided in this
               ------------------------
Agreement all indemnity payments, whether by the Century, Chai or the Company, to be made under this Agreement shall be made in immediately available funds.

          (6)  Indemnification Procedure.  If any party entitled to
          ---  --------------------------
indemnification (the "Indemnified Party") receives a claim from a third party or asserts a claim for indemnification against another party or the other parties (the "Indemnifying Party(ies)") under this Agreement (a "Claim"), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced. Any Indemnifying Party shall have the right to defend the Indemnified Party against a Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, so long as the Indemnifying Party notifies the Indemnified Party in writing within ten (10) days after the Indemnifying Party has been given notice of such Claim by the Indemnified Party. So long as the Indemnifying Party is conducting the defense of the Claim, as set forth above (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, (B) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the

Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to a third party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld). Both the Indemnifying Party and the Indemnified Party shall cooperate fully with one another in connection with the defense, compromise, or settlement of any such Claim or action, including, without limitation, by making available to the other all pertinent information and witnesses within its control.

          (7)  Remedies Cumulative. The remedies provided for herein shall be
               -------------------
cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other remedies against any other party. Nothing contained in
Section 5 shall be construed in any way to limit, impair or modify any provisions of this Agreement or to otherwise impose any additional liability or obligation on either party at any time for any liability or obligation of the any other party other than such party's obligation to indemnify as provided in this Agreement.

6.   Conduct of Business Pending Consummation of the Closing.
     -------------------------------------------------------

     6.1  Affirmative Covenants of Weitzer and the Weitzer Subsidiaries.
          -------------------------------------------------------------

          (1) Unless the prior written consent of Buyer shall have been obtained, and except as otherwise expressly contemplated herein, each of Weitzer and the Weitzer subsidiaries shall (i) operate its business only in the ordinary course of business, (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no other action which would materially adversely affect the rights of Buyer pursuant to this Agreement.

     6.2  Negative Covenants of Weitzer.  Except as specifically permitted by
          -----------------------------
this Agreement, from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, the Company and Chai hereby covenant and agree that they will not do or agree or commit to do, or permit Weitzer or any of their affiliates to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or financial officer of Buyer, and which consent shall not be unreasonably withheld:

     (i) amend the Articles of Incorporation, and/or By-laws of Weitzer or any Weitzer subsidiary;

     (ii) incur any additional debt obligation for borrowed money (other than indebtedness of Weitzer or the Weitzer subsidiaries to each other), except in the ordinary course of business for the Development Projects, provided that any such additional debt obligation shall not exceed $3,000,000 in the aggregate;

     (iii) repurchase, redeem, or otherwise acquire or exchange directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Weitzer or any of the Weitzer subsidiaries (except for the Debentures), or declare or pay any dividend or make any other distribution in respect of Weitzer's capital stock;

     (iv) except as contemplated by this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of the Company's capital stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock;

     (v) adjust, split, combine or reclassify any capital stock of Weitzer or any of the Weitzer subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Weitzer Common Stock (except the Debentures), or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Weitzer subsidiary (unless any such shares of stock are sold or otherwise transferred to another Weitzer Subsidiary) or any asset other than in the ordinary course of business;

     (vi) purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any third party, or otherwise acquire direct or indirect control over any third party, or acquire or lease new or additional assets (other than in the ordinary course of business);

     (vii) grant any increase in compensation or benefits to the employees or officers of Weitzer or the Weitzer subsidiaries generally; pay any severance or termination compensation other than pursuant to written policies or written contracts in effect on the date of this Agreement and disclosed; enter into or amend any severance agreements with employees, officers or directors of Weitzer or the Weitzer subsidiaries; grant any increase in fees or other increases in compensation or other benefits to directors of Weitzer or the Weitzer subsidiaries; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits.

     (viii) enter into or amend any employment contract between Weitzer or the Weitzer subsidiaries and any employees, officers or directors of Weitzer or the Weitzer subsidiaries;

     (ix) adopt any new employee benefit plan of Weitzer or the Weitzer subsidiaries or terminate or withdraw from, or make any change in or to, any existing employee benefit plans of Weitzer or the Weitzer subsidiaries other than any such change that is required by law or that, in the judgment of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by law, the terms of such plans or consistent with past practices;

     (x) make any change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or GAAP; or

     (xi) enter into, modify, amend, or terminate any contract or waive, release, compromise, or assign any rights or claims, except in the ordinary course of business.

     6.3  Covenants of Century. From the date of this Agreement until the
          --------------------
earlier of the Closing Date or the termination of this Agreement, Century covenants and agrees that it shall (i) take no action which would materially adversely affect the ability of Weitzer and/or Chai from performing its covenants and agreements under this Agreement; and shall (ii) take no action or cause any party to take any action which would materially interfere with the Company's business as currently being conducted.

     6.4  Adverse Changes in Condition. Each party hereto hereby agrees to give
          ----------------------------
written notice promptly to the other party hereto upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its affiliates which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such party, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly remedy the same. In addition, any party hereunder who knows of any breach of any representation, warranty and/or covenant by the other party or parties hereto shall promptly notify the other parties hereto of any such breach.

     6.5  Reports.  Weitzer shall use its best efforts to file all reports
          -------
required to be filed by it with the SEC between the date of this Agreement and the Closing Date and, to the extent permitted by law, shall deliver to the other parties hereto copies of all such reports promptly after the same are filed.

     6.6  Agreement as to Efforts to Consummate.  Subject to the terms and
          -------------------------------------
conditions of this Agreement, each party hereto hereby agrees to use, and to cause its affiliates to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement. Each party shall use, and shall cause each of its affiliates to use, its reasonable efforts to obtain all consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     6.7  Investigation and Confidentiality.
          ---------------------------------

          (1) Weitzer and Chai agree to cooperate with Buyer and to provide to Buyer and its representatives with such books, records, documents, information and other material reasonably requested by Buyer or its representatives, provided, however, that any and all of such requests must be directed directly to Harry Weitzer or Michael Ambrosio. Buyer hereby agrees that Buyer shall not contact any employees, consultants, suppliers or customers of Weitzer without the prior written approval of Harry Weitzer.

          (2)  Confidentiality. Buyer shall hold in strict confidence, and shall
               ---------------
cause its directors, officers, employees, representatives and agents to hold in strict confidence, any information which they, or any of them, receive in connection with the transactions contemplated by this Agreement, in accordance with and subject to the terms of the confidentiality agreement, dated as of October 14, 1998 between Buyer and the Company (the "Confidentiality Agreement").

     6.8  Press Releases.  Prior to the Closing Date, Weitzer, Chai
          --------------
and Buyer shall consult with each other as to the form and substance of any press release or other public disclosure material related to this Agreement or any other transaction contemplated hereby, and each party agrees that neither party shall issue any press release relating to the signing of this Agreement or the transactions contemplated hereby prior to receiving the consent of the other parties hereto; provided, that nothing herein shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party's disclosure obligations imposed by applicable law and/or regulation.

     6.9  Certain Actions. Except with respect to this Agreement and the
          ---------------
transactions contemplated hereby, after the date of this Agreement and prior to any termination hereof, neither Weitzer nor Chai nor any of its representatives shall directly or indirectly solicit any proposal from any third party to purchase a controlling equity interest in Weitzer.

     6.10 Director's and Officers Insurance'.  For six (6) years after the
          ----------------------------------
Closing, Buyer shall cause the Company to maintain in effect tail insurance coverage providing directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring on or prior to the Closing (a copy of which has been heretofore delivered to Buyer), so long as the aggregate premium therefor would not be in excess of $35,000, after calculating the total amount of such premium, currently estimated to be approximately $98,000, less any and all refunds, rebates, discount, credits and/or offsets from such premiums as a result of the termination of the Company's current directors' and officers' liability insurance policy and the transformation thereof to such tail insurance, currently estimated to be approximately $70,000. If such aggregate premiums for such tail insurance would at any time exceed $35,000, as described above and after giving effect to such refunds, rebates, discounts, credits and/or offsets, then the Company shall, at the election of Harry Weitzer (or, if he is unable to act, Michael Ambrosio), either (i) cause to be maintained policies of tail insurance which provide the maximum coverage available at an aggregate premium equal to

$35,000, as described above; or (ii) accept payment from Harry Weitzer (or such other persons as may be designated by him or Michael Ambrosio) of the difference between the aggregate premium and said $35,000 threshold, and apply such amount, together with the maximum premium required to be paid by the Company hereunder, to maintain such policies in effect. In addition, the Company hereby agrees to maintain, and Century hereby agrees to cause the Company to so maintain, directors and officers insurance for those members of the Board of Directors of the Company who continue to serve as members of the Company's Board of Directors subsequent to the Closing Date, in such amounts as at least equal to the coverage currently maintained by the Company, and the afore-described six year period of time shall be extended for such persons such that such time period shall commence as of the date such persons cease serving on the Company's Board of Directors.

        6.11      Consulting Agreement. Harry Weitzer shall enter into a five
        ----      --------------------
(5) month consulting agreement with Weitzer commencing as of the Closing Date based upon a monthly compensation amount of Twenty Nine Thousand One Hundred Sixty Seven Dollars ($29,167) and containing such other provisions as set forth on Exhibit F, attached hereto and incorporated herein by reference.

        6.12      Change of Company Name. Buyer shall cause Weitzer to change
        ----      ----------------------
its name by amending the charter documents of Weitzer within twelve (12) months after the Closing Date to a name which does not include the name "Weitzer" in any form. Prior to such time and within five (5) days of the Closing Date, Weitzer shall commence doing business and shall do business solely under a fictitious name that does not include the name "Weitzer" in any form, and shall file such documents as are required to be filed by the State of Florida in connection with fictitious name filings within such five (5) day time period.

        6.13  Restructuring of Transaction at Request for Century.  Prior to the
        ----  ---------------------------------------------------
Closing, if Century is advised by its counsel, accountants or other representatives, that it would be in its interests for business, tax or legal reasons that the transactions contemplated hereunder be restructured as a merger or other business combination, the parties hereto shall use their reasonable efforts to restructure the transactions contemplated by this Agreement as long as the Closing is not delayed and provided further that the rights and obligations of the parties hereto are not materially altered, and provided further that Century shall be solely responsible for all costs incurred in connection with any such restructuring.

7.        Conditions to Closing.
          ----------------------

          7.1 Conditions to the Obligations of Chai and Weitzer. The obligations
               -------------------------------------------------
of Chai and Weitzer to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived, to the extent permitted by applicable law, in whole or in part by Chai and Weitzer):

              (1) Representations and Warranties. The representations and
                  --------------------------------
warranties made by Century in this Agreement shall be true, correct and complete in all material respects, as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date.

              (2) Performance. Century shall have performed and complied with,
                  -----------
in all material respects, all agreements and covenants required by this Agreement to be so performed or complied with by Century at or prior to the Closing.

              (3) Compliance Certificate. Century shall have delivered to Chai
                  ----------------------
and Weitzer a certificate, dated as of the Closing Date, executed by a duly authorized officer of Century's general partner, certifying the fulfillment of the conditions set forth in Subsections (a) and (b) above.

              (4) No Injunction. On the Closing Date, there shall not be in
                  -------------
effect any judgment, order, injunction or decree issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated by this Agreement or any litigation pending seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

               (5)  Banks' Consent.  On or prior to the Closing Date, Weitzer
                    --------------
shall have received the consent of its primary lenders to the transactions contemplated herein, and such consent cannot be waived without the prior written approval of Century, and provided further that such banks' consent is subject only to such conditions as are reasonably acceptable to the Company, Chai and to Century.

        7.2    Conditions to the Obligations of Century. The obligations of
               ----------------------------------------
Century to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived, to the extent permitted by applicable law, in whole or in part, by Century):

               (1)  Representations and Warranties. The representations and
                    ------------------------------
warranties made by Chai and Weitzer in this Agreement shall be true, correct and complete in all material respects, as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of the Closing Date.

               (2) Performance. Chai and Weitzer shall respectively have
                   -----------
performed and complied with, in all material respects, all agreements and covenants required by this Agreement to be so performed or complied with by Chai and Weitzer, respectively, at or prior to the Closing.

               (3) Compliance Certificate. Chai and Weitzer shall have delivered
                   ----------------------
to Century a Certificate, dated as of the Closing Date, executed by a duly authorized officer of Chai's general partner, and a duly authorized officer of Weitzer certifying the fulfillment of the conditions set forth in Subsections
(a) and (b) above.

               (4)  No Injunction. On the Closing Date, there shall not be in
                    -------------
effect action seeking damages, injunction, any judgment, order, injunction or decree issued by a court of competent jurisdiction restraining or prohibiting consummation of the transactions contemplated by this Agreement or any litigation pending seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

               (5)  Debenture Conversion. Chai shall convert the Debentures into
                    --------------------
shares of Class A Common Stock of Weitzer.

               (6)  Banks' Consent. On or prior to the Closing Date, Weitzer
                    --------------
shall have received the consent of its primary lenders to the transactions contemplated herein, and such consent cannot be waived without the prior written approval of Weitzer and Chai, and provided further that such banks' consent is subject only to such conditions as are reasonably acceptable to the Company, Chai and to Century.

8.    Termination, Amendment and Waiver.
      ---------------------------------
      8.1  Termination.  This Agreement may be terminated and the transactions
           -----------
contemplated hereby may be abandoned, as follows:

           (1) at any time, by mutual written agreement of Chai, Weitzer, and Buyer; or

           (2) in the event of a material breach or breaches of the Agreement's material covenants, the non-breaching party may terminate this Agreement by delivery of a written notice to the other party advising it of such termination; or

           (3) in the case of a material inaccuracy of any material representation or warranty of the other party which cannot be or has not been cured within thirty (30) days (or such shorter period of time if the Closing is to occur prior to the expiration of such thirty (30) day period) after notice thereof to the party making such representation or warranty; or

                (4) in the event any necessary consent from any third party or any applicable governmental agency or authority, shall have been withdrawn or not given as of the Closing Date; or

                (5) the Closing shall have not occurred by August 2, 1999, or shall have not occurred by any mutually agreed upon Closing Date hereunder.

        8.2     Procedure and Effect of Termination. In the event of the
                -----------------------------------
termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 8.1 hereof, this Agreement shall terminate and be of no further force or effect; and, upon the giving of such notice, the transactions contemplated hereby shall be abandoned, without further action by Chai, Weitzer, or Century, and no party to this Agreement shall have any further liability or obligation hereunder (except as otherwise set forth in this Agreement). Upon the termination of this Agreement pursuant to Section 8.1 hereof:

                (1) Century shall promptly return all non-public documents and other materials (and all copies thereof) obtained from Chai or Weitzer relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and all confidential information received by Century with respect to the Weitzer shall be treated in accordance with confidentiality agreement referred to herein;

                (2) At the option of Chai and/or Weitzer, any and all filings, applications and other submissions made pursuant hereto shall, to the extent practicable, be withdrawn from the governmental entity or other person to which made;

                (3) The confidentiality agreement described above shall survive any termination of this Agreement; and

                (4) The Weitzer Shares shall be released from escrow and delivered to Weitzer, and the Century Promissory Note shall be returned to Century; provided, however, that the par share cash consideration shall be released from escrow and deemed part of the Deposit, and shall be transferred with the Deposit in accordance with Section 8.3 hereto.

           8.3  Liability.  In the event of termination as set forth above, this
                ---------
Agreement shall become null and void, and the liability of the parties hereto to each other shall be determined as set forth below. In the event that Century shall be the defaulting or breaching party hereunder and said Agreement is terminated, in accordance with Section 8.2 above, as a result thereof, then Weitzer shall be permitted to retain the Deposit (plus interest earned thereon) as the exclusive remedy hereunder. The parties hereto hereby agree and acknowledge that the retention of said Deposit does not constitute a penalty, but represents a fair and reasonable estimate of the Company's damages as a consequence of the Agreement being terminated. In the event that Weitzer and/or Chai shall be the defaulting or breaching party hereunder and said Agreement is terminated, in accordance with Section 8.2 above, as a result thereof, then the Deposit (plus interest earned thereon) shall be returned to Century. In addition, in the event of said termination as a result of Weitzer and/or Chai being the breaching party of a representation or warranty hereunder, and Weitzer and/or Chai intentionally breached such representation or warranty, or in the event Weitzer and/or Chai intentionally determines not to proceed hereunder toward Closing (provided that such decision is not based upon any breach or default of Century hereunder) then Weitzer shall pay Century the aggregate sum of $500,000 as Century's exclusive remedy against Weitzer and Chai hereunder (in addition to the return of the Deposit as described above). In the event the aforesaid $500,000 payment to Century by Weitzer is solely the result of an intentional breach by Chai or an intentional determination not to proceed to Closing being made solely by Chai, then Chai shall reimburse Weitzer the $500,000 that Weitzer is obligated to pay Century hereunder. The parties hereto hereby agree and acknowledge that the payment of said $500,000 does not constitute a penalty, but represents a fair and reasonable estimate of Century's damages as a consequence of the Agreement being terminated. In addition, in the event that this Agreement is terminated solely as a result of the Company effectuating a transaction with a third party within six months subsequent to the date hereof, then the parties hereto hereby agree that in lieu of Weitzer paying Century liquidated damages of $500,000, as aforesaid, that Century shall be entitled to the return of its Deposit and liquidated damages in the amount of $1,000,000, as Century's exclusive remedy for the transaction not being consummated as contemplated by the terms of this Agreement. In the event the Closing is not effectuated and this Agreement is terminated in accordance with Section 8.2 hereto, and said termination is not the result of a breach or default by any party hereto, then the Deposit and earned interest thereon, shall be released to Century. The parties hereto further agree that the failure or inability to obtain the consent of the Company's banks, as required hereunder, shall not be deemed a default or breach by any party hereto.

        8.4   Costs. If any legal action or other proceeding is brought for the
              -----
enforcement of this Agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and all other costs incurred in such action or proceeding, in addition to any other relief to which it or they may be entitled, through and including all appeals.

9.      Miscellaneous.
        --------------

        9.1 Notices. All notices, requests, demands, waivers and other
            -------
communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by mail (certified or registered mail, return receipt requested) or by facsimile transmission (receipt of which is confirmed):

     (a)  If to Century, to:

          901 SW 69th Avenue
          Miami. Florida 33144
          Attention: Sergio Pino
          Fax: 305-261-0635

          with a copy to:

          Rasco, Reininger & Perez P.A.
          5200 Blue Lagoon Drive, Suite 700
          Miami, Florida 33126
          Attention: Ramon E. Rasco, Esq.
          Fax 305-267-1787


     (b)  If to Chai, to:

          Chai Capital, Ltd.
          14505 Commerce Way
          Suite 400
          Miami Lakes, FL 33015
          Attention: Michael Ambrosio
          Fax: 305-899-0979

          with a copy to:

          Akerman, Senterfitt & Eidson, P.A.
          SunTrust International Center
          One Southeast Third Avenue, 28th Floor
          Miami, Florida 33131-1714
          Attention: Alan H. Aronson, Esquire
          Fax: 305-374-5095

     (c)  If to Weitzer, to:

          Weitzer Homebuilders Incorporated
          14505 Commerce Way
          Suite 400
          Miami Lakes, FL 33015
          Attention: Harry Weitzer
          Fax: 305-828-7266
          with a copy to:

          Akerman, Senterfitt & Eidson, P.A.
          SunTrust International Center
          One Southeast Third Avenue, 28th Floor
          Miami, Florida 33131-1714
          Attention: Alan H. Aronson, Esquire
          Fax: 305-374-5095

or to such other person or address as a party shall specify by notice in writing. All such notices, requests, demands, waiver and other communications shall be deemed to have been given on the date on which so hand-delivered, on the third business day following the date on which so mailed and on the date on which sent by facsimile transmission and confirmed, except for a notice of change of person or address, which shall be effective only upon receipt thereof.

        9.2  Entire Agreement. This Agreement and the Exhibits and Schedules
             ----------------
attached hereto and the Confidentiality Agreement contains the entire understanding of the parties hereto with respect to its subject matter. This Agreement supersedes all prior agreements and understandings, oral and written, with respect to its subject matter.

        9.3  Amendment, Modification and Waiver. This Agreement may be amended,
             ----------------------------------
modified or supplemented at any time, but only by written agreement of the parties hereto. Any failure of Chai, Century, or Weitzer to comply with any term or provision of this Agreement may be waived, to the extent permitted by applicable law, by the other party(s) at any time by an instrument in writing signed by or on behalf of such other party, but such waiver or failure to insist upon strict compliance with such term or provision shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply, or any other term or provision.

        9.4  Severability. Should any provision of this Agreement, or any
             ------------
clause thereof, for any reason be determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other provision of this Agreement, or any clause thereof, which other provisions and clauses shall remain in full force and effect, and the application of such invalid or unenforceable provision, or such clause thereof, to persons or circumstances other than those as to which it is held invalid or unenforceable shall be valid and be enforced to the fullest extent permitted by applicable law.

        9.5 Binding Effect; Assignment. This Agreement and all of the provisions
            --------------------------
hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provide that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, directly or indirectly, by any party without the prior written consent of the other party(s) hereto.

        9.6 Third-Party Beneficiaries-. This Agreement is not intended and shall
            --------------------------
not be deemed to confer upon or give any person, except the parties hereto and their respective successors and permitted assigns, any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

        9.7 Counterparts. This Agreement may be executed simultaneously in
            ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        9.8 Forum; Attorney's Fees'. Any suit, action or proceeding brought by
            -----------------------
Chai, Weitzer or Century, or any of their respective affiliates, arising out of or based upon this Agreement shall be instituted in Miami-Dade County, Florida. In the event of any such litigation, the prevailing party shall be entitled to recover from the other party hereto all costs and expenses, including reasonable attorney's fees, so incurred in connection with such litigation.

          9.9  Interpretation. The article and section headings contained in
          ---  --------------
this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term "person" means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. As used in this Agreement, the terms "affiliate" and "associate" have the respective meanings set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the 1934 Act. When used in the Agreement, the word "including" shall be deemed on each occasion to be followed by the words "without limitation." No party to this Agreement shall be considered the draftsman of this Agreement and the schedules and exhibits hereto.

          9.10 Governing Law. This Agreement shall be governed by, and construed
          ---- -------------
in accordance with, the laws of the State of Florida, without reference to principles of conflicts of law.

          9.11 Piggy-Back Registration Rights. The parties hereto hereby agree
          ---- ------------------------------
and acknowledge that Chai and its designees shall have piggyback registration rights for a period of two (2) years from the Closing Date with respect to all shares of capital stock of Weitzer owned by Chai and/or its designees as of the date hereof, with respect to any registration statement filed by Weitzer during such time period (exclusive of a registration statement on Form S-8 or other form that such shares cannot be included under); provided, however, that if any such registration statement relates to an underwritten offering and such managing underwriter of such offering advises Weitzer or Century that it cannot complete the public offering and sell all of the shares of the Company's Common Stock on behalf of Chai and/or its designees, Weitzer or Century may decline to register such part or all of such shares as the managing underwriter advises cannot be so sold.

          9.12  Costs and Expenses.  The parties hereto hereby acknowledge and
          ----  ------------------
agree that subsequent to the date hereof, the Company, with the assistance of Century, may prepare and/or file an information statement and/or proxy statement as to matters that the parties mutually agree. The parties hereto further agree that the mailing of said information statement and/or proxy statement shall not be deemed a condition precedent to the Closing. The parties hereto further agree and acknowledge that, notwithstanding anything contained herein to the contrary, in the event the consummation of the transactions contemplated hereunder are not consummated as a result of any breach of this Agreement by Century or a result of Century's failure to perform hereunder as required, then Century shall be solely liable for all expenses related to such proxy and/or information statement up until the date that this Agreement is so terminated.
In addition, the parties hereto hereby further agree that in the event the Company is required to pay Sheryl Rice and/or James Rosewater any severance payments under the terms of their existing agreements with the Company up to an aggregate $150,000, then Chai shall be responsible for all of such expenses.

          IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first above written.




                                          CHAI:

                                          CHAI CAPITAL, LTD., a Florida limited
                                          partnership

                                          By:  CHAI CAPITAL CORP., a Florida
                                               corporation, as general partner



                                          By:  /S/ Michael Ambrosio
                                               --------------------------------
                                               Michael Ambrosio, President
                                          BUYER:



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

                                          CENTURY PARTNERS GROUP, LTD.,
                                          a Florida limited partnership


                                          By:  CENTURY ENTERPRISES GROUP,
                                               INC. a Florida corporation,
                                               as general partner



                                          By:  /S/ Sergio Pino
                                               --------------------------------
                                               Sergio Pino, President

                                          WEITZER:

                                          WEITZER HOMEBUILDERS, INC., a Florida
                                          corporation



                                          By:  /S/ Harry Weitzer
                                               --------------------------------
                                               Harry Weitzer, President


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